Laureate and Ser Educacional Enter into Agreement for Sale of UniNorte

BALTIMORE, April 17, 2019 (GLOBE NEWSWIRE) – Laureate Education, Inc. (NASDAQ: LAUR) announced today that is has entered into an agreement with Ser Educacional for the sale of Laureate’s institution Centro Universitário do Norte (UniNorte), a traditional higher education institution in Manaus, Brazil.

Founded in 1994, UniNorte joined the Laureate International Universities network in 2008 leading to the implementation of a robust academic structure turning UniNorte into a benchmark for higher education in the Amazonas region. Currently, UniNorte has three campus locations in Manaus and serves over 25,000 students, with 1,000 employees.

“We are incredibly proud of UniNorte’s legacy, including its strong reputation, commitment to student success, and the positive impact the institution has had in the region” said Eilif Serck-Hanssen, Laureate’s Chief Executive Officer. “We are pleased Ser Educacional has committed to honor this legacy while further advancing UniNorte’s mission. Our decision to divest UniNorte aligns with our plan to simplify our portfolio and streamline operations around fewer, more concentrated geographic areas.” Mr. Serck-Hanssen added, “We maintain our strong commitment to the Brazilian market, and believe our remaining network of quality higher education institutions positions us well to effectively serve both current and future students.”

The transaction enterprise value is R$ 194.8 million (approximately $49.9 million at the current exchange rate), which includes the assumption of net debt in the amount of R$ 9.8 million (approximately $2.5 million at the current exchange rate) and should be completed after a review by the Administrative Council for Economic Defense (CADE). Until the final decision by the regulatory body, UniNorte will remain part of the Laureate Brazil network and will continue to maintain its commitment to provide quality and affordable education to its students.

Itaú BBA acted as financial advisor to Laureate Education, Inc., while Veirano Advogados acted as legal advisor.

About Laureate Education, Inc.

Laureate Education, Inc. is the largest international network of degree-granting higher education institutions, primarily focused in Latin America, with approximately 875,000 students enrolled at over 25 institutions with more than 150 campuses, which we collectively refer to as the Laureate International Universities network. Laureate offers high-quality, undergraduate, graduate and specialized degree programs in a wide range of academic disciplines that provide attractive employment prospects. Laureate believes that when our students succeed, countries prosper and societies benefit. This belief is expressed through the company’s philosophy of being ‘Here for Good’ and is represented by its status as a certified B Corporation® and conversion in 2015 to a Delaware public benefit corporation, a new class of corporation committed to creating a positive impact on society.

Media Contacts:

Laureate Education
Adam Smith
adam.smith@laureate.net
U.S.: +1 (443) 255 0724
Source: Laureate Education, Inc.